EXHIBIT 99.1

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACT ION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

ECO-STIM ENERGY SOLUTIONS, INC.

DISCLOSURE STATEMENT

SUMMARY TERM SHEET	1
The Company	1
Reverse Stock Split	1
Effects of Reverse Stock Split	1
Purposes for the Transaction	2
Fairness of the Transaction	2
Potential Conflicts of Interest	2
Effect on Market for Shares	2
Shareholder Approval	2
No Dissenters’ Rights	3
Provisions for Unaffiliated Shareholders	3
Notice to Financial Industry Regulatory Authority (FINRA)	3
Stock Certificates	3
Federal Tax Consequences	3

SUMMARY FINANCIAL INFORMATION	4

Summary Historical Financial Information	4
Selected Per Share Financial Information	5
Market Prices and Dividend Information	5
Summary Pro Forma Financial Information	5

SPECIAL FACTORS	9

Background	9
Going Private Transaction; Effects	10
Purposes of the Transaction	10
Fairness of the Transaction	11
Certain Effects of the Transaction	12
Shareholder Approval	13
Dissenters’ Rights	14
Conduct of Business Following Transaction	14
Federal Tax Consequences	11
Fees and Expenses	14

THE PARTIES TO THE TRANSACTION	14
WHERE YOU CAN FIND MORE INFORMATION	15
DOCUMENTS INCORPORATED BY REFERENCE	15

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Disclosure Statement about the transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the transaction, you should carefully read this Disclosure Statement and all of its Appendices. For your convenience, we have directed your attention to the location in this Disclosure Statement where you can find a more complete discussion of each item listed below.

As used in this Disclosure Statement, “the Company”, “we”, “ours” and “us” refer to Eco-Stim Energy Solutions, Inc. and the “transaction” refers to the reverse stock split, together with the related cash payments to the shareholders in lieu of fractional shares of Company’s common stock, $0.001 par value per share (the “common stock”) and the Company’s plan to deregister its stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The Company’s reverse stock split, together with the Company’s plan to deregister its stock under the Exchange Act, may be considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act, because the reverse stock split was effected in order to permit us to terminate the registration of our common stock under Section 12(g) of the Exchange Act and terminate our duty to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 12(g) of the Exchange Act. In connection with the reverse stock split, together with the Company’s plan to deregister under the Exchange Act, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

The Company

Eco-Stim Energy Solutions, Inc is incorporated under the laws of the State of Nevada. The Company has its principal executive and administrative offices at 1773 Westborough Drive, Suite 110, Katy, TX 77449 . The Company’s telephone number is (281) 531-7200. See “The Parties – Eco-Stim Energy Solutions, Inc.” Shares of the common stock of the Company are currently traded on OTC “Pink Open Market” (the “OTC Pink”) under the trading symbol “ESESD” and after March 26, 2019, will trade under the symbol “ESES”.

Reverse Stock Split

The reverse stock split was approved by the Company’s shareholders on June 20, 2018. The Board of Directors of the Company (the “Board of Directors”) approved the implementation of the four-to-one reverse stock split (the “reverse stock split”) on February 11, 2019, and the common stock began trading on a post-split basis under the symbol ESESD on February 28, 2019. The reverse stock split provided for the conversion and reclassification of each four outstanding shares of common stock into one share of common stock. In the reverse stock split, the holders of common stock received one share of common stock for each four shares they held immediately prior to the effective date of the reverse stock split, and they received cash in lieu of any fractional shares to which they were otherwise entitled. The cash payment for the common stock was equal to $0.08 per share on a post-split basis. See “Special Factors — Going Private Transaction; Effects” for a more detailed discussion.

Effects of Reverse Stock Split

o	The reverse stock split reduced the number of holders of the common stock of the Company to less than 300 and enables the Company to elect to terminate the registration of its common stock pursuant to Section 12(g) of the Exchange Act.

o	As a result of the transaction, the common stock continued to be eligible for quotation on OTC PINK.

o	Going private will significantly change the Company’s public disclosure obligations including with respect to its financial results and business operations.

Purposes for the Transaction

The principal purposes of, and our reasons for, effecting the reverse stock split were:

o	to reduce the number of our shareholders of record to fewer than 300, which enables us to terminate the registration of our common stock pursuant to Section 12(g) of the Exchange Act. After filing our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, this is expected to also allow us to suspend our reporting obligations pursuant to Section 15(d) of the Exchange Act. This will mean that our duty to file periodic reports with the SEC will be suspended, and we will no longer be classified as an SEC reporting company;

o	the cost savings of approximately $0.9 million per year that we expect to realize in the future as a result of the deregistration of our common stock, along with not having to comply with most of the provisions of the Sarbanes-Oxley Act of 2002;

o	our belief that it is necessary to realize every opportunity to reduce expenses and focus our resources on achieving maximum value for our stakeholders, including our creditors and shareholders;

o	the additional savings in terms of management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly-traded companies under the Exchange Act and managing shareholder relations and communications; and

o	the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company, such as the development or existence of an active trading market for and liquidity of our common stock, enhanced corporate image, and the ability to use Company stock in lieu of cash for asset acquisitions or business combination transactions due the very limited liquidity of our common stock.

Additionally, the Company has determined that the Company and its stakeholders (including its creditors and shareholders) receive little, if any, benefit at this point from being a public reporting company given the Company’s small size, limited access to capital and the limited trading in the Company’s common stock. See “Special Factors - Purposes of the Transaction”.

Fairness of the Transaction

The Board of Directors of the Company believes that the transaction is fair from a financial point of view to the shareholders of the Company. The Company has not received an independent fairness opinion that the cash consideration provided to shareholders who were paid cash for their fractional shares of common stock following the reverse stock split is fair to such shareholders, as well as the remaining shareholders, from a financial point of view. To calculate the amount to be paid for fractional shares, the Company determined that the closing price for the Company’s common stock as quoted by OTC Markets Group Inc. on the OTC Pink as of the trading day immediately preceding the effectiveness of the reverse stock split was the appropriate measuring point. See “Special Factors - Fairness of the Transaction”.

Potential Conflicts of Interest

The executive officers and directors of the Company may have interests in the transaction that are different from your interests as a shareholder. See “Special Factors — Impact on Affiliated Shareholders”; “Special Factors — Employee and Director Stock Options” and “The Parties to the Transaction”.

Effect on Market for Shares

The common stock of the Company is currently quoted on OTC Pink, an electronic quotation service maintained by OTC Markets Group Inc. The Company currently anticipates that it will use reasonable efforts to cause its common stock to continue to trade on the OTC Pink, although there can be no assurance that it will do so. The reduction in public information concerning the Company as a result of its no longer being required to file reports under the Exchange Act, may reduce the liquidity of our common stock. See “Special Factors — Certain Effects of the Transaction”.

Shareholder Approval

The Company’s shareholders approved the reverse stock split on June 20, 2018 and the shareholders are not being asked to vote further in connection with this transaction. Pursuant to NRS 78.2055 of the Nevada Business Corporation Act and the Company’s Articles of Incorporation, as amended, shareholder approval is not required for this type of going private transaction or for the reverse stock split. See “Special Factors — Shareholder Approval”.

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Dissenting Shareholder Rights

Under the Nevada Business Corporation Act, shareholders are entitled to dissenters’ rights in connection with the reverse stock split only if the holders of more than 1% of the class of affected shares are obligated to accept money or scrip rather than receive a fraction of a share. Holders of less than 1% of the common stock were obligated to accept money or scrip rather than receive a fraction of a share in this transaction, and as a result, dissenters’ rights did not apply. See “Special Factors—Dissenting Shareholder Rights”.

Provisions for Unaffiliated Shareholders.

The Company has not made any arrangements in connection with the going private transaction to grant unaffiliated security holders access to the Company’s corporate files or to obtain counsel or appraisal services at the expense of the Company.

Notice to Financial Industry Regulatory Authority (FINRA)

Pursuant to Rule 10b-17 of the Exchange Act, the Company is required to provide timely notice to FINRA of the reverse stock split prior to the proposed effective date of each of those events. The Company notified FINRA on February 15, 2019 and the definitive effective date of the reverse stock split was determined by FINRA, after its review of the Company’s submission of the required Issuer Company-Related Action Notification to be February 28, 2019.

Stock Certificates

The Company sent a transmittal letter explaining to the Company’s shareholders how they can surrender their share certificates in exchange for cash payment.

Federal Tax Consequences

Please see the Company’s Proxy Statement for disclosure on the federal tax consequences of the reverse stock split.

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SUMMARY FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of historical consolidated financial data was derived from the Company’s audited consolidated financial statements as of and for each of the years ended December 31, 2016 and December 31, 2017 and from the Company’s unaudited interim consolidated financial statements for the three and nine months ended September 30, 2018. The results of operations for the three months ended September 30, 2018 are not necessarily indicative of the results to be expected for the full year ending December 31, 2018 or any other interim period. This financial information is only a summary and should be read in conjunction with the audited consolidated financial statements of the Company and the other financial information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2018, each filed by the Company with the SEC, which information is incorporated by reference into this Disclosure Statement. See “Where You Can Find More Information” and “Documents Incorporated by Reference”.

	Qtr. ended September 30, 2018	Nine months ended September 30, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Selected Financial Data as of:
Current Assets	$14,436,715	$14,436,715	$27,843,275	$8,594,773
Noncurrent Assets	48,370,089	48,370,089	75,825,539	38,708,147
Current Liabilities	42,735,980	42,735,980	29,815,340	9,745,897
Noncurrent Liabilities	591,782	591,782	1,172,712	22,504,091
Stockholders’ Equity (Deficit)	19,479,042	19,479,042	72,680,762	15,052,932

Selected Operations Data for the Year Ended:
Total Sales	14,932,506	50,922,478	44,017,748	8,352,236
Costs of Total Sales	17,181,673	59,194,660	53,002,499	10,630,233
Gross Profit (Loss)	(2,249,167)	(8,272,182)	(8,984,751)	(2,277,997)
Net Loss from Continuing Operations	35,198,696	64,652,048	27,580,406	17,619,928
Loss from Discontinued Operations Net of Income Tax	—	—	—	—
Income Tax Expense (Benefit)	—	16,375	(633,529)	305,320
Net Loss Attributable to Non-Controlling Interest	—	—	—	—
Net Loss	35,198,696	64,635,673	26,946,877	17,925,248
Basic and Diluted Net Loss per Share from Continuing Operations	0.47	0.30	0.41	1.32
Basic and Diluted Net Loss per Shares from Discontinued Operations	N/A	N/A	N/A	N/A
Ratio of Earnings to Fixed Charges	(0.02)	(0.02)	(0.08)	(0.29)
Book Value per Share	$0.26	$0.26	$0.97	$1.04

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Selected Per Share Financial Information

The following table sets forth selected historical per share financial information for the Company. The information presented below is derived from the consolidated historical financial statements of the Company, including the related notes thereto. You should read this table in conjunction with the audited consolidated financial statements of the Company and the other financial information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, each filed by the Company with the SEC which information is incorporated by reference into this Disclosure Statement. See “Where You Can Find More Information” and “Documents Incorporated by Reference”.

Per Share Data:	Nine months ended September 30, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Basic and Diluted Net Loss per Share from Continuing Operations	$0.30	$0.41	$1.32
Basic and Diluted Net Loss per Shares from Discontinued Operations	N/A	N/A	N/A
Ratio of Earnings to Fixed Charges	(0.02)	(0.08)	(0.29)
Book Value per Share	$0.26	$0.97	$1.04
Closing market price (bid) at period end	$0.28	$1.26	$0.96
Number of average common and common equivalent	66,579,514	66,065,417	13,615,428

Market Prices and Dividend Information

Shares of the common stock of the Company are quoted on the OTC Pink inter-dealer electronic quotation service maintained by OTC Markets Group Inc. under the trading symbol “ESESD” until March 26, 2019 and will trade under the symbol “ESES” thereafter. The table below sets forth, for the quarters indicated, the high and low bid prices as quoted by OTC Markets Group Inc. from January 2, 2019 to present and by the Nasdaq Stock Market for each quarterly for each quarterly period for fiscal years, 2018, 2017 and 2016 based on published financial sources. These quotations reflect inter-dealer prices without mark-up, mark-down or commission and may not represent actual transactions.

Quarter ended	March 31	June 30	September 30	December 31
Fiscal year 2019 (through March 22, 2019)
High	$0.02	N/A	N/A	N/A
Low	$0.12	N/A	N/A	N/A
Fiscal year 2018
High	$1.43	$1.14	$0.789	$0.36
Low	$0.86	$0.61	$0.28	$0.05

Fiscal year 2017
High	$2.00	$1.45	$1.68	$1.60
Low	$0.71	$1.04	$1.21	$1.23

The Company has not paid any cash dividends on its common stock since its inception. The Company’s dividend policy is to pay cash or distribute stock dividends when the Board of Directors deems it to be appropriate, taking into account the Company’s operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. The Company does not anticipate paying any cash dividends in the foreseeable future.

Summary Pro Forma Financial Information

The following unaudited pro forma financial data assumes the transaction was completed September 30, 2018. We have included the following selected unaudited pro forma financial data solely for purposes of illustration. The pro forma financial data does not necessarily indicate what the operating results or financial position would have been if the transaction had been completed on September 30, 2018 and does not take into account any dispositions of assets subsequent to September 30, 2018. Furthermore, this data does not necessarily indicate what the future operating results or financial position of the Company will be following the transaction. The unaudited pro forma statement of operations data includes adjustments to reflect assumed cost savings and other operational efficiencies that we expect to realize as a result of the transaction and certain future transaction related expenses. Although we believe the amount of the projected cost savings and other operational efficiencies are reasonable, there can be no assurance that the Company will actually recognize these cost savings and operational efficiencies.

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If the transaction had been completed on September 30, 2018, the effects would be as follows:

ECO-STIM ENERGY SOLUTIONS, INC.
PROFORMA CONSOLIDATED BALANCE SHEET
September 30, 2018
(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	3,909,775
Accounts receivable, net	4,765,965
Inventory	2,456,229
Prepaid expenses and other current assets	3,304,746
Total current assets	14,436,715

Property, plant and equipment, net	48,370,089
Total assets	62,806,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	20,077,456
Accrued expenses	6,819,864
Short-term notes payable	—
Current portion of long-term debt	12,320,337
Current portion of capital lease	3,518,323
Total current liabilities	42,735,980

Long-term notes payable	591,782
Total non-current liabilities	591,782
Stockholders’ equity
Common stock, $0.001 par value, 50,000,000 shares Authorized; 18,792,467 issued and 18,787,004 shares outstanding as of September 30, 2018 and December 31, 2017, respectively	75,149
Preferred stock, $0.001 par value, 50,000,000 shares Authorized; 10,000 and 0 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	10
Additional paid-in capital	155,504,491
Accumulated deficit	(136,043,139)
Treasury stock, at cost; 5,462 common shares at September 30, 2018 and at December 31, 2017	(57,469)
Total stockholders’ (deficit) equity	19,479,042
Total liabilities and stockholders’ equity	62,806,804

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ECO-STIM ENERGY SOLUTIONS
PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
September 30, 2018
(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017

Revenues	$14,932,506	$13,120,229	$50,922,478	$24,210,545

Operating costs and expenses:
Cost of services	17,181,673	14,874,958	59,194,660	29,935,216
Selling, general and administrative	4,081,031	2,785,138	10,774,498	6,796,512
Depreciation and amortization expenses	6,073,723	1,936,324	16,768,305	4,700,835
Impairment of fixed assets	19,665,000	0	23,350,445	—
Total operating costs and expenses	47,001,427	19,596,420	110,087,908	41,432,563
Operating loss	(32,068,921)	(6,476,191)	(59,165,430)	(17,222,018)

Other income (expense):
Interest expense	(556,302)	(60,566)	(1,505,014)	(1,767,181)
Interest forgiven	0	0	0	634,477
Foreign currency loss	(183,252)	(64,190)	(1,233,158)	(64,173)
Other income (expense)	(2,390,221)	(39,116)	(2,748,446)	(31,286)
Total other expense	(3,129,775)	(163,872)	(5,486,618)	(1,228,163)
Net loss before income taxes	(35,198,696)	(6,640,063)	(64,652,048)	(18,450,181)
Benefit (provision) for income taxes	0	0	16,375	633,259
Net loss	(35,198,696)	(6,640,063)	(64,635,673)	(17,816,922)

Basic and diluted net loss per share	$1.88	$0.40	$3.46	$1.21

Weighted-average number of shares used on per share
calculations:
Basic and diluted	18,720,018	16,644,878	18,694,664	14,673,174

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ECO-STIM ENERGY SOLUTIONS, INC.
Proforma Book Value Per Share

	September 30, 2018	Proforma September 30, 2018

Current Equity	19,479,042	19,479,042
Current Outstanding Shares	75,148,018	18,787,004
Book Value Per Share	$0.26	$1.04

Note: The current shares outstanding for the proforma were adjusted for the projected fractional shares only. The current outstanding shares were not adjusted for the splits to assist the reader for comparison purposes.

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SPECIAL FACTORS

Background

The Company has given thorough consideration to whether or not it should engage in a reverse stock split and the Board of Directors considered the issue on a number of occasions in 2018 and 2019.

On May 18, 2018, information on the manner of engaging in a reverse stock split was distributed to the members of the Board of Directors. The presentations were prepared by the Company’s in-house General Counsel and its outside corporate and securities counsel. The Board discussed the benefits and costs of engaging in the reverse stock split. In the meeting held on May 18, 2018, the reverse stock split was contemplated as a potential way for the Company to regain compliance with Nasdaq minimum bid price requirements, because the price per share of the common stock was then below $1.00. Please see the Company’s Proxy Statement for additional disclosure on the reasons for the reverse stock split. The information disclosed under “Proposal Seven: Approval of the Reverse Stock Split Proposal” in the Company’s Proxy Statement is incorporated by reference herein. On June 20, 2018, the Company’s shareholders approved the reverse stock split. In subsequent meetings of the Board of Directors in 2018, implementing the stock split was considered, but it was noted that doing so could cause the number of shareholders of record to be below 300, which would give rise to a second potential basis for delisting the common stock from Nasdaq.

On December 28, 2018, the Company received a determination letter from Nasdaq that the Company will be delisted pursuant to the Nasdaq Listing Rules. The Company determined not to appeal the determination and the quotation of the Company’s common stock moved to the “Pink Open Market” operated by the OTC Markets Group Inc. Other than the common stock, no other securities of the Company were listed or traded on any securities exchange or on an automated dealer quotation system. The common stock was subsequently delisted from Nasdaq due to the Company’s non-compliance with Nasdaq’s minimum bid price requirements. Specifically, the Nasdaq suspended trading in the Company’s common stock on Nasdaq, effective prior to the regular opening of the market on January 2, 2019. The Nasdaq subsequently filed a Notification of Removal from Listing and/or Registration on Form 25 with the Commission on February 26, 2019 to remove the common stock from listing on Nasdaq and withdraw the common stock from registration under Section 12(b) pursuant to Rule 12d2-2(b) of the Exchange Act. Pursuant to Rule 12d2-2(d)(1) of the Exchange Act, the application on Form 25 became effective with respect to the delisting of the common stock ten (10) days after the Form 25 was filed with the Commission.

In a meeting held on February 11, 2019, the Board of Directors considered implementing the reverse stock split as a potential way for the Company to reduce the number of shareholders of record to allow the Company to deregister the common stock and reduce ongoing expenses with respect to filings under the Exchange Act. Updated information on the manner of engaging in a reverse stock split was distributed to the members of the Board of Directors. The presentations were prepared by the Company’s in-house General Counsel and its outside corporate and securities counsel. The Board discussed the benefits and costs of engaging in the reverse stock split. On February 11, 2019, the Board of Directors determined that effecting the reverse stock split was in the best interests of the Company and its stakeholders (including its creditors and shareholders) for the reasons stated herein, including the expected elimination or reduction of expenses and costs of being a reporting company under the Exchange Act.

As of February 14, 2019, 75,478,882 shares of the Company’s common stock were issued and outstanding and held by approximately 662 shareholders of record (as determined pursuant to Rule 12g-5 under the Exchange Act). Effective as of February 23, 2019, the Company implemented the Reverse Stock Split. After giving effect to the Reverse Stock Split, as of February 28, 2019, 18,869,514 shares of the Company’s common stock were issued and outstanding and held by approximately 107 shareholders of record (as determined pursuant to Rule 12g-5 under the Exchange Act).

Certain shares of the Company’s common stock were subject to registration rights as provided pursuant to the registration rights agreement dated August 2, 2017, by and among the Company and the Investors named therein, and the amended and restated registration rights agreement dated July 6, 2017, as amended, by and among the Company and the Purchasers named therein. On February 21, 2019, such registration rights agreements were terminated, such that no registration rights apply with respect to the common stock.

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As disclosed in the Company’s Current Reports on Form 8-K filed on January 29, 2019, February 27, 2019 and March 22, 2019, the Company has disposed of certain of its U.S. assets to multiple unrelated third parties in separate transactions in exchange for cash proceeds and has entered into an agreement to sell substantially all of its assets in Argentina. Following the consummation of such disposition, the Company plans to shut down its operations in Argentina.

As previously disclosed, the Company has been actively pursuing the sale of its remaining U.S. based assets. If the Company is successful in its efforts to sell its U.S. assets and sell or shut down its operations in Argentina, the Company will no longer have any meaningful business or operations. In either case, the Company believes that it is in the best interests of its stakeholders (including its creditors and shareholders) to significantly reduce or eliminate to the extent reasonably possible the continuing costs and expenses of compliance with the Company’s filing requirements under the Exchange Act. The Company has determined that the Company and its stakeholders (including its creditors and shareholders) receive little, if any, benefit at this point from being a public reporting company given the Company’s small size, limited access to capital and the limited trading in the Company’s common stock.

Going Private Transaction; Effects

By implementing the reverse stock split, the Company has reduced the number of record holders of the Company’s common stock to less than 300 and may now elect to terminate the registration of its common stock pursuant to Section 12(g) of the Exchange Act. As of March 1, 2019, there were 18,869,514 shares of the common stock of the Company issued and outstanding, held by approximately 107 shareholders of record.

The Company currently anticipates that it will continue to cause its common stock to be quoted on OTC Pink, although there is no assurance that the Company will cause this to occur. It is also possible that trading in the Company’s common stock may only occur in privately negotiated transactions. Following the reverse stock split, the filing of the Schedule 13E-3, the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the filing of a Form 15 to suspend the Company’s reporting obligations under Section 15(d) of the Exchange Act, the Company will no longer be subject to certain provisions of the Exchange Act. In particular, the Company’s obligations to publicly file annual and quarterly reports with the SEC will cease. In the event the Company’s common stock will be quoted on OTC Pink, the Company will be required to file annual and quarterly reports with OTC Markets Group but at a significantly less detailed manner. The rights of the shareholders under the Nevada Business Corporation Act to receive reports or to inspect and make extracts from the corporate books and records will be unaffected by the transaction.

Those shareholders who, immediately following the reverse stock split, held only a fraction of a share of Company’s common stock were paid an amount, in cash, equal to $0.08 per share on a post-stock split basis and are no longer shareholders of the Company.

Purposes of the Transaction

Purposes of Going Private

The primary purpose of the reverse stock split was to enable the Company to significantly reduce or eliminate the expenses and costs related to the Company’s disclosure and reporting requirements under the federal securities laws and related expenses associated with being an SEC reporting company to the transaction significantly reduces or eliminates the expenses we incur as an SEC reporting company.

Because our common stock is registered under Section 12 of the Exchange Act and because we have, in the past, registered certain transactions under the Securities Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act. The on-going cost of complying with these requirements is expected to be substantial, representing an estimated annual cost to us in the future of approximately $0.9 million per year, including legal and accounting fees, printing, postage, data entry, stock transfer and other administrative expenses. In going private, we expect to save most of those costs and expenses. In addition to the direct costs we incur, our management and employees are required to devote substantial time and effort to completing the periodic reports required of publicly-traded companies under the Exchange Act. In going private, we expect to eliminate many of those indirect costs.

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The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized by the consummation of the transaction are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our publicly reporting company status.

We expect the actual cost savings of being a non-reporting private company may be greater than simply eliminating the estimated historical out-of-pocket costs. The costs of being an SEC reporting company in general and the costs of our remaining an SEC reporting company in particular, are expected to continue to increase in the future. Any new legislation or SEC rules may increase audit fees and other costs of compliance, such as securities counsel fees, increase outside director fees, increase in our director and officer insurance premiums and increase potential liability faced by our officers and directors.

In some instances, management’s cost savings expectations were based on information provided or upon verifiable assumptions. For example, we believe there will be a reduction in auditing fees if we cease to be an SEC reporting company. In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act reporting requirements will be reduced if we no longer file reports with the SEC and are otherwise not required to comply with the disclosure requirements that apply to publicly reporting companies.

In addition to the anticipated cost savings mentioned above, we believe the Company receives little, if any, relative benefit from having its common stock registered under the Exchange Act.

We had approximately 107 common shareholders of record as of March 1, 2019. Additionally, the Company has significantly reduced its operations since the fourth quarter of 2018, has sold a significant portion of its assets, and intends to sell its remaining assets in the future.

We believe the potential benefits associated with maintaining our status as an SEC reporting company are substantially outweighed by the costs and expenses as explained above. The Board of Directors believes that it is in the best interests of the Company and its stakeholders (including creditors and shareholders) to eliminate the administrative burden and costs associated with maintaining our status as an SEC reporting company.

Reasons for the Structure of the Transaction

The primary purpose of effecting the reverse stock split was to reduce the number of holders of the Company’s common stock to less than 300 to enable the Company to elect to terminate the registration of the common stock pursuant to section 12(g) of the Exchange Act and become a private company. The Board of Directors believes that a reverse stock split provides the most certainty for the Company in achieving this purpose.

Fairness of the Transaction

The Board of Directors of the Company believes that the transaction is fair from a financial point of view to the shareholders of the Company. At the time the Board of Directors first approved the reverse stock split and recommended it to the Company’s shareholders for approval, the Board of Directors had seven (7) members, four (4) of whom were independent as that term is defined under the NASDAQ listing standards. At the time the Board of Directors affected the transaction, the Board of Directors had four (4) members, three (3) of whom were independent as that term is defined under the NASDAQ listing standards. The transaction was approved unanimously by all members of the Board of Directors in both instances. The Board of Directors determined that the cash consideration to be received by the shareholders in lieu of fractional shares of stock is fair to the Company’s unaffiliated shareholders. In the month prior to the effectiveness of the reverse stock split, the Company’s common stock had been quoted on the OTC Pink by OTC Markets Group Inc. at prices ranging between $0.04 and $0.12. Accordingly, the Company has determined that a fractional share price of $0.08 per share on a post-stock split basis was fair to unaffiliated shareholders of the Company. Those directors who are not officers or employees of the Company did not retain an unaffiliated representative to act solely on behalf of the Company’s unaffiliated shareholders in connection with a determination of the fairness of the transaction. Subsequent to the effectiveness of the reverse stock split, the Company’s common stock has been quoted on the OTC Pink by OTC Markets Group Inc. at prices ranging between $0.03 and $0.06. The Board did not receive any report, opinion or appraisal from an outside party that is materially related to this transaction.

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The Board of Directors, as a whole, considered a number of factors in determining the fairness of the transaction prior to its approval of the proposed transaction, including the following:

o	Liquidity for Remaining Shareholders. The Board of Directors recognizes the loss of liquidity and a readily available market for its common stock as one of its greatest concerns for approving the going private transaction. However, the Board of Directors believes that the loss of liquidity is offset by the gain to the Company in decreasing the Company’s legal compliance costs and the other benefits of the transaction described herein. The Company currently anticipates that it will use reasonable efforts to cause its common stock to be listed on the OTC Pink, although there can be no assurance that it will do so.

o	Significant Savings to the Company Will Benefit the Company and Remaining Stakeholders. Following the transaction, the Board of Directors believes that the Company and its remaining stakeholders will benefit from the savings in direct and indirect operating costs to the Company resulting from the Company no longer being a public company.

o	Fairness of Price. The Board of Directors believes that the price received by the shareholders in lieu of fractional shares of common stock is fair from a financial point of view to the shareholders of the Company. The Board of Directors considered a number of factors in reaching this determination. In particular, the Board considered the then-current market price and historical market prices for the Company’s common stock.

o	No Shareholder Vote. Under the Company’s Articles of Incorporation, as amended, and pursuant to the Nevada Business Corporation Act, the Board of Directors of the Company may effect the reverse stock split without the approval of the shareholders. However, the Company asked the shareholders to vote on the transaction at the Company’s 2018 annual meeting of shareholders. On June 20, 2018, the Company’s shareholders approved the reverse stock split, and no further vote of the shareholders is being sought.

Please see the Company’s Proxy Statement incorporated by reference herein for additional disclosure.

Certain Effects of the Transaction

Impact on the Company

Following the reverse stock split, the Company has 107 shareholders of record and the total payment to purchase fractional shares was $16.52. Following the transaction, the filing of the Schedule 13E-3 and the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, the Company intends to terminate the registration of its common stock under the Exchange Act and become a private company. The Company will no longer be public and will no longer be subject to the reporting requirements of the Exchange Act. The Company anticipates that following the transaction it will continue to pursue the sale of a substantial majority of its remaining U.S. assets and shut down its operations. The Company anticipates that it will realize significant cost savings as a result of the transaction.

Impact on Shareholders

Shareholders holding less than 4 shares of common stock immediately prior to the effective time of the reverse stock split ceased to be shareholders of the Company. They lost all rights associated with being a shareholder of the Company, such as the rights to attend and vote at shareholder meetings and receive dividends and distributions. These shareholders were paid, in cash, an amount equal to $0.08 per share on a post-stock split basis for each pre-split share resulting in a fractional share. Such shareholders were liable for any applicable taxes, but were not required to pay brokerage fees. The Company sent a transmittal letter explaining to such shareholders how they can surrender their share certificates in exchange for cash payment. Shareholders holding 4 or more shares of common stock immediately prior to the effective time of the reverse stock split continue to be shareholders of the Company.

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Shareholders who continue to be shareholders of the Company after the transaction will:

o	experience reduced liquidity of their shares of common stock.

o	not receive or have access to Company financial and other business information as they would if the Company were a public reporting company, although such shareholders will continue to have rights to receive certain records, financial and other information of the Company to the extent provided under Nevada law.

Impact on Affiliated Shareholders of the Company

Shareholders of the Company who are affiliates of the Company, namely the Company’s officers, directors and shareholders holding 10% or greater of the Company’s outstanding common stock, will be treated the same as unaffiliated shareholders of the Company with respect to the reverse stock split. None of the Company’s affiliated shareholders hold less than 4 shares of common stock. Therefore, no affiliated shareholder will be eliminated as a shareholder of the Company as a result of the reverse stock split and the affiliated shareholders will continue to hold a majority of the voting control of the Company.

Effect on Market for Shares

The common stock of the Company is currently quoted by OTC Markets Group Inc. on the OTC Pink. The reduction in public information concerning the Company as a result of its no longer being required to file reports under the Exchange Act may reduce the liquidity of the Company common stock. The Company currently anticipates that it will use reasonable efforts to cause its common stock to continue to be quoted on OTC PINK, although there can be no assurance that it will do so.

Employee and Director Stock Options

As of March 1, 2019, other than (i) approximately 173,355 shares of common stock (after giving effect to the reverse stock split) issuable pursuant to stock options (the “Options”) outstanding under the Company’s 2015 Stock Incentive Plan, as amended (the “2015 Plan”) and the Company’s 2013 Stock Incentive Plan (the “2013 Plan” and, together with the 2015 Plan, the “Plans”), and (ii) 162,904 shares (after giving effect to the Reverse Stock Split) subject to either outstanding phantom stock awards under the Plans (the “Phantom Shares”) or to outstanding performance share unit awards under the Plans (the “PSUs”), there are no equity awards granted under any of the Company’s equity incentive plans that remain outstanding, and the Options have little or no prospective value at a current weighted average exercise price of $1.85 per share (the closing price for the Company’s common stock on February 28, 2019 was $0.043 per share). Other than the Options, the Phantom Shares, the PSUs, the warrant described below and the preferred stock described above, there are no rights to acquire common stock or other securities of the Company.

The outstanding options to acquire shares of common stock of the Company held by employees, and officers of the Company will continue to be outstanding after the transaction. Of those options, the Company expects none of the options to be exercised. Holders of options hold stock options in the Company as a non-SEC reporting company with limited liquidity. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon exercise of an option. Instead, we will pay the option holder cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as of the date of exercise as determined by the Board of Directors, multiplied by the fraction of a share represented by the option. Because any whole shares issued upon the exercise of options will not be registered under the 1933 Act, option holder will be required to acquire such shares for investment purposes. They will benefit from any future appreciation in the value of the Company after the transaction and will assume the risk of any future downturns in the business of the Company after the transaction.

Shareholder Approval

Pursuant to the Nevada Business Corporation Act and the Company’s Articles of Incorporation, as amended, shareholder approval is not required for the reverse stock split or the resulting going private transaction. The Company’s shareholders approved the reverse stock split on June 20, 2018. No further vote of the shareholders is being sought for this transaction.

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Dissenters’ Rights

Under the Nevada Business Corporation Act, shareholders are entitled to dissenters’ rights in connection with this type of transaction (and a dissenting shareholder is entitled to certain appraisal rights) only if the holders of more than 1% of the class of affected shares are obligated to accept money or scrip rather than receive a fraction of a share. Holders of less than 1% of the common stock were obligated to accept money or scrip rather than receive a fraction of a share in this transaction, and as a result, dissenters’ rights did not apply.

Conduct of Business Following Transaction

The primary purpose of the reverse stock split was to reduce the number of shareholders to less than 300 to enable the Company to elect to terminate the registration of its common stock pursuant to Section 12(g) of the Exchange Act and become a private company. This election will result in the Company no longer filing reports pursuant to Section 13 or l5 (d) of the Exchange Act.

Federal Tax Consequences

Please see the Company’s Proxy Statement for disclosure on the federal tax consequences of the reverse stock split.

Fees and Expenses

The Company paid $16.52 for the fractional shares of the common stock exchanged for cash in the reverse stock split. In addition, expenses are projected to amount to $101,000 as follows: $55,000 for legal fees and $46,000 for accounting, printing, mailing, stock transfer and other miscellaneous costs. Funds required to implement the reverse stock split came from the Company’s existing working capital.

THE PARTIES TO THE TRANSACTION

Eco-Stim Energy Solutions, Inc.

A description of the Company and its business set forth in Item 1 “Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 19, 2018, as amended on May 18, 2018 (the “Annual Report”) and the Current Reports on Form 8-K filed with the SEC on February 14, 2018, April 2, 2018, April 3, 2018, June 13, 2018, June 21, 2018, June 26, 2018, July 23, 2018, October 4, 2018, October 23, 2018, November 2, 2018, December 4, 2018, December 26, 2018, January 29, 2019, February 27, 2019 and March 22, 2019 (excluding any information furnished and not filed pursuant to Items 2.02 and 7.01 and corresponding information furnished under Item 9.01 or included as an exhibit) are incorporated herein by reference.

Officers and Directors of the Company

The names and business backgrounds of the Company’s executive officers and directors is incorporated herein by reference to Item 10 “Directors and Executive Officers and Corporate Governance” in the Company’s Annual Report and Item 5.02 in the Company’s Form 8-K filed on December 27, 2018.

Security Ownership of Management

The security ownership of the Company’s officers and directors is incorporated herein by reference “Security Ownership of Certain Beneficial Owners and Related Stockholder Matters” in the Company’s Proxy Statement.

Agreements Involving the Company’s Securities

There are no agreements, arrangement, understandings or contracts regarding the Company’s securities other than the Amended and Restated Stockholder Rights Agreement, dated as March 3, 2017, by and among the Company and the parties named therein, as amended by the First Amendment to the Amended and Restated Stockholder Rights Agreement dated as of July 6, 2017 and further amended by the Second Amendment to the Stockholder Rights Agreement, dated as of August 25, 2017.

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WHERE YOU CAN FIND MORE INFORMATION

The Company has filed a Schedule 13E-3 with the SEC regarding this transaction. In addition, the Company files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C., 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N. E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site that contains reports, information statements and other information about issuers, including the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the transaction that differs from, or adds to, the information in this Disclosure Statement or the Company documents that are publicly filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

The information contained in this Disclosure Statement speaks only as of its date, unless the information specifically indicates that another date applies.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated herein by reference.

This document incorporates by reference the documents listed below that we filed with the SEC under Section 15(d) of the Exchange Act.

SEC Filings (File No. 001-36909)	Period

Annual Report on Form 10-K	Year ended December 31, 2017

Quarterly Report on Form 10-Q	Quarter ended September 30, 2018

Schedule 14A	Year ended December 31, 2017

Current Reports on Form 8-K	Filed with the SEC on February 14, 2018, April 2, 2018, April 3, 2018, June 13, 2018, June 21, 2018, June 26, 2018, July 23, 2018, October 4, 2018, October 23, 2018, November 2, 2018, December 4, 2018, December 26, 2018, January 29, 2019, February 27, 2019 and March 22, 2019 (excluding any information furnished and not filed pursuant to Items 2.02 and 7.01 and corresponding information furnished under Item 9.01 or included as an exhibit)

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